Exhibit 99.(xviii)

LORD ABBETT INVESTMENT TRUST

AMENDMENT TO

DECLARATION AND AGREEMENT OF TRUST

The undersigned, being at least a majority of the Trustees of the Lord Abbett Investment Trust, a Delaware statutory trust (the “Trust”) organized pursuant to a Declaration and Agreement of Trust dated August 16, 1993 (the “Declaration”), do hereby amend the Declaration, pursuant to Section 8.2 of the Declaration, to (1) change the name of Lord Abbett Limited Duration U.S. Government & Government Sponsored Enterprises Fund to “Lord Abbett Short Duration Income Fund” and (2) change the name of Lord Abbett U.S. Government & Government Sponsored Enterprises Fund to “Lord Abbett Income Fund.”

This instrument shall constitute an amendment to the Declaration and shall be effective December 14, 2007.

IN WITNESS WHEREOF, the undersigned have executed this instrument this 13th day of December 2007.

/s/ Robert S. Dow	/s/ Daria L. Foster
Robert S. Dow	Daria L. Foster

/s/ E. Thayer Bigelow	/s/ William H.T. Bush
E. Thayer Bigelow	William H.T. Bush

/s/ Robert B. Calhoun, Jr.	/s/ Julie A. Hill
Robert B. Calhoun, Jr.	Julie A. Hill

/s/ Franklin W. Hobbs	/s/ Thomas J. Neff
Franklin W. Hobbs	Thomas J. Neff

/s/ James L.L. Tullis
James L.L. Tullis